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                 January 4, 2021

       Kevin O   Meara
       Chief Executive Officer
       DIRTT Environmental Solutions Ltd.
       7303 30th Street S.E.
       Calgary, Alberta, Canada T2C 1N6

                                                        Re: DIRTT Environmental
Solutions Ltd.
                                                            Registration
Statement on Form S-3
                                                            Filed December 23,
2020
                                                            File No. 333-251660

       Dear Mr. O   Meara:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             You may contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Robert L. Kimball